AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         THE CHARLES SCHWAB CORPORATION,

                         SHAKESPEARE MERGER CORPORATION

                                       AND

                        SOUNDVIEW TECHNOLOGY GROUP, INC.


                          DATED AS OF NOVEMBER 18, 2003



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                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of November 18, 2003, by and among The Charles Schwab Corporation, a Delaware corporation ("Parent"), Shakespeare Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and SoundView Technology Group, Inc., a Delaware corporation (the "Company"). Certain capitalized terms have the meanings given to such terms in Article IX.

                                    RECITALS

     A. The Board of Directors of the Company has determined that it is advisable, and in the best interests of the Company and its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

     B. In furtherance of the acquisition of the Company by Parent, it is proposed: (i) that Merger Sub make a cash tender offer for any and all of the outstanding shares of Company Common Stock and Company Class B Common Stock at a price of $15.50 per share (such dollar amount, or any greater dollar amount per share paid pursuant to the Offer, subject to adjustment pursuant to Section 1.1(e), being referred to in this Agreement as the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement (such cash tender offer, as it may be amended from time to time, being referred to in this Agreement as the "Offer"); and (ii) that, after acquiring shares of Company Common Stock and Company Class B Common Stock pursuant to the Offer, Merger Sub merge with and into the Company, with the Company being the surviving corporation, on the terms and subject to the conditions set forth in this Agreement (the merger of Merger Sub into the Company being referred to in this Agreement as the "Merger").

     C. The Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement, and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock and Company Class B Common Stock pursuant to the Offer and (if required by applicable law) adopt this Agreement and approve the Merger.

     D. The Board of Directors of Parent has (i) determined that the Merger is advisable, and in the best interests of, Parent and its stockholders and (ii) approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

     E. Following consummation of the Offer, pursuant to the Merger, among other things, the outstanding shares of Company Common Stock and Company Class B Common Stock, other than the Appraisal Shares and the Tendered Restricted Shares, will be converted into the right to receive the Merger Consideration as set forth herein.

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable

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consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I
                                    THE OFFER

     1.1 CONDUCT OF THE OFFER.

          (a) Provided that each of the conditions set forth in clauses "(a)", "(b)," and "(d)" of Annex I are satisfied as of the commencement of the Offer, Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable after the date of this Agreement, and in any event (provided that the Company has fulfilled its obligation to provide information to Parent and Merger Sub on a timely basis as contemplated by Section 1.1(d)) Parent shall use reasonable best efforts to cause Merger Sub to commence the Offer within ten business days after the date of this Agreement.

          (b) The obligation of Merger Sub to accept for payment and to pay for any shares of Company Common Stock and Company Class B Common Stock validly tendered pursuant to the Offer shall be subject to (i) the condition that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock and Company Class B Common Stock that, together with any shares of Company Common Stock and Company Class B Common Stock owned by Parent or any wholly-owned Subsidiary of Parent immediately prior to the acceptance for payment of shares of Company Common Stock and Company Class B Common Stock pursuant to the Offer, represents more than fifty and one-tenth percent (50.1%) of the Adjusted Outstanding Share Number (the "Minimum Condition") and (ii) the other conditions set forth in Annex I. (The Minimum Condition and the other conditions set forth in Annex I are referred to collectively in this Agreement as the "Offer Conditions.") Merger Sub expressly reserves the right, in its sole discretion, to increase the Offer Price and to waive or make any other changes to the terms and conditions of the Offer; PROVIDED, HOWEVER, that without the prior written consent of the Company: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of Company Common Stock and Company Class B Common Stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions, (D) except as provided in Section 1.1(c), extends the expiration date of the Offer beyond the initial expiration date of the Offer, (E) amends any other term of the Offer in a manner adverse to the holders of Company Common Stock and Company Class B Common Stock or (F) reduces the time period during which the Offer shall remain open. Subject to the terms and conditions of the Offer and this Agreement, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment all shares of Company Common Stock and Company Class B Common Stock validly tendered pursuant to the Offer (and not withdrawn) as soon as practicable after Merger Sub is permitted to do so under all applicable legal requirements, and Parent shall cause Merger Sub to pay for such shares promptly thereafter, and in any event in compliance with Rule 14e-1(c) under the Exchange Act. Parent shall provide, or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock and Company Class

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B Common Stock that Merger Sub accepts or is obligated to accept for payment pursuant to the Offer.

          (c) The Offer shall initially be scheduled to expire twenty (20) business days following the date of the commencement thereof. Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties' respective termination rights under Section 8.1: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for such period of time as Merger Sub reasonably determines to be necessary to permit such Offer Condition to be satisfied; (ii) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period of time required by any rule or regulation of the SEC applicable to the Offer; (iii) if, on any date as of which the Offer is scheduled to expire, the Minimum Condition has been satisfied but the sum of the number of shares of Company Common Stock and Company Class B Common Stock that have been validly tendered pursuant to the Offer (and not withdrawn) plus the number of shares of Company Common Stock and Company Class B Common Stock owned by Parent or any wholly-owned Subsidiary of Parent is less than 90% of the number of shares of Company Common Stock and Company Class B Common Stock outstanding, then Merger Sub may, in its discretion (and without the consent of the Company or any other Person), on one occasion, extend the offer for one additional period of not more than ten business days; (iv) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act and in compliance with all other provisions of applicable securities laws; and (v) if any Offer Condition shall not be satisfied, Parent agrees to cause Merger Sub to extend the Offer from time to time in accordance with this Section 1.1(c) for the shortest time periods which it reasonably believes are necessary until consummation of the Offer if the conditions of the Offer shall not have been satisfied or waived.

          (d) On the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the offer to purchase shares of Company Common Stock and Company Class B Common Stock pursuant to the Offer (the "Offer to Purchase") and the forms of the related letter of transmittal and summary advertisement and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock and Company Class B Common Stock in accordance with all applicable Legal Requirements. (Said Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto are referred to collectively in this Agreement as the "Offer Documents.") Parent and Merger Sub shall use reasonable best efforts to cause the Offer Documents to comply in all material respects with the Exchange Act and the rules and regulations thereunder. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock and Company Class B Common Stock to the extent required by applicable

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federal securities laws. The Company shall promptly furnish to Parent and Merger
Sub all information concerning the Company and its Subsidiaries and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(d). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

          (e) If, between the date of this Agreement and the date on which any particular share of Company Common Stock and Company Class B Common Stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of Company Common Stock or Company Class B Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such share shall be appropriately adjusted.

          (f) Parent shall allow holders of shares of restricted and unvested Company Common Stock ("Restricted Shares") to tender such shares pursuant to the Offer and any such Restricted Shares (the "Tendered Restricted Shares") shall be treated in the same manner as any other share of Company Common Stock; provided, however, that the Offer Price paid for the portion which remains unvested following consummation of the Offer, if any, of the Tendered Restricted Shares at the time of acceptance and payment pursuant to the Offer shall be credited as an opening balance of a deferred compensation account for each such holder choosing to tender, which balance, and any earnings thereon, shall be non-transferable and forfeitable subject to all restrictions of the original Restricted Shares (including restrictions on transfer) until the Tendered Restricted Shares vest in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. Following acceptance, Merger Sub or Parent will hold such Tendered Restricted Shares subject to all of the restrictions of the original Restricted Shares (including provisions related to vesting and restrictions on transfer) until the Tendered Restricted Shares vest in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. If the unvested portion of the Tendered Restricted Shares tendered by any individual holder of Restricted Shares and accepted and paid pursuant to the Offer relates to at least 10,000 shares of Company Common Stock (excluding any Restricted Shares that vest immediately prior to consummation of the Offer), the Company shall establish a grantor "rabbi" trust and deposit therein an amount of cash equal to the amount of deferred compensation credited to each such holder's account pursuant to the terms of the holder's restricted stock agreement. A single trust may be established for the benefit of each holder and other employees with similar rights to deferred compensation, but the trustee must maintain an account for each holder identifying trust assets relating to the Company's deferred compensation obligations to each holder. Initially, the trustee of the trust shall be the Chief Financial Officer of the Company immediately prior to the Effective Time (such individual being the "Designated Officer," who shall continue in this capacity even if no longer Chief Financial Officer of the Company) or such other trustee as the Designated Officer may designate, and any successor to the trustee shall be subject to the approval of the Designated Officer. If the portion of the Tendered Restricted Stock not vested immediately prior to the consummation of the Offer relates to less than 10,000 shares of

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Company Common Stock (excluding any Restricted Shares that vest immediately prior to consummation of the Offer), the Company shall not be required to establish a grantor "rabbi" trust with respect to its obligation to the holder. All amounts in each holder's deferred compensation account shall be deemed invested in a registered money market fund, except that such amounts may be instead deemed invested in alternative investment vehicles as agreed to from time to time by the Company and the holder. Upon vesting of the account, each holder shall be entitled to payment, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of such holder's deferred compensation account, based on the performance of such deemed investments. Each holder's deferred compensation account shall at all times be guaranteed by the Parent. To the extent the Tendered Restricted Shares vest immediately prior to or upon consummation of the Offer, the Offer Price paid with respect to such Tendered Restricted Shares shall be free and clear of all restrictions and paid to the holder thereof at the same time and in the same manner as payments made under Section 1.1(b). Subject to the immediately following sentence, Parent hereby expressly agrees that the Company may make such determinations as may be necessary under the Company Stock Plans in order to effectuate the transferability of the Restricted Shares as required by this
Section 1.1(f). Except as expressly provided otherwise in this Agreement, the Board of Directors of the Company shall not accelerate the vesting of any Restricted Shares unless such acceleration is required by the terms of the Company Stock Plans or the agreements under which the Restricted Shares were granted.

     1.2 COMPANY ACTIONS.

          (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the Delaware Law, (iii) declared that this Agreement is advisable, (iv) resolved to recommend that stockholders of the Company accept the Offer, tender their shares of Company Common Stock and Company Class B Common Stock pursuant to the Offer and (if required by applicable law) adopt this Agreement (the recommendation of the Company's Board of Directors that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock and Company Class B Common Stock pursuant to the Offer and (if required by applicable law) adopt this Agreement being referred to as the "Company Board Recommendation"), and (v) to the extent necessary, adopted a resolution for the purpose of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Legal Requirement that might otherwise apply to the Offer, the Merger or any of the other transactions contemplated by this Agreement. Subject to Section 1.2(b): (A) the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents in a form and manner reasonably determined by the Company to be acceptable; and (B) subject to Section 5.3, the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Merger Sub, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Merger Sub shall be adopted.

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          (b) On the date of commencement of the Offer, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock and Company Class B Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject only to this Section 1.2(b), shall reflect the Company Board Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with any action contemplated by this Section 1.2(b). The Company shall use reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock and Company Class B Common Stock to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

          (c) The Company shall, or shall cause its transfer agent to, (i) promptly furnish Parent with an accurate and complete list of its stockholders as of the most recent practicable date, mailing labels and an accurate and complete copy of the most recent available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and Company Class B Common Stock and lists of securities positions of shares of Company Common Stock and Company Class B Common Stock held in stock depositories, and (ii) provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the holders of shares of Company Common Stock and Company Class B Common Stock. Except as required by all applicable legal requirements or legal process, and except as necessary to disseminate the Offer Documents, Parent and Merger Sub shall hold in confidence the information contained in any such listings and files to the extent required by the Confidentiality Agreement and shall use and return such information in the manner set forth in the Confidentiality Agreement.

     1.3 DIRECTORS.

          (a) Effective as of the Acceptance Date, Parent shall be entitled to designate to serve on the Company's Board of Directors (the "Post-Acceptance Board") the number of directors, rounded up to the next whole number, equal to the product of: (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section); and (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock and Company Class B Common Stock

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then beneficially owned by Parent or Merger Sub (including all shares of Company
Common Stock and Company Class B Common Stock purchased pursuant to the Offer) and having a denominator equal to the total number of shares of Company Common Stock and Company Class B Common Stock then outstanding. At Parent's request on or after the Acceptance Date, the Company shall take all actions (including, to the extent necessary, obtaining resignations of incumbent directors and increasing the number of authorized directors) necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors. In connection with the designation by Parent of individuals to serve on the Company's Board of Directors, the Company shall (to the extent requested by Parent) use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company's Board of Directors and (B) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the Company's Board of Directors. Notwithstanding the provisions of this Section 1.3, the Company shall use its reasonable best efforts to ensure that, at all times prior to the Effective Time (as defined in Section 2.3), at least three of the members of the Company's Board of Directors are individuals who were directors of the Company on the date of this Agreement, to be selected by such directors, including at least two directors who are independent directors for purposes of the continued listing requirements of The Nasdaq National Market (the "Continuing Directors"); PROVIDED, HOWEVER, that (1) if at any time prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company's Board of Directors shall cause an individual selected by the remaining Continuing
Director to be designated to serve on the Company's Board of Directors (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement), and (2) if at any time prior to the Effective Time no Continuing Directors then remain, then the Company's Board of Directors shall designate two individuals to serve on the Company's Board of Directors who are not officers, employees or affiliates of the Company, Parent or Merger Sub (and such individuals shall be deemed to be Continuing Directors for all purposes under this Agreement).

          (b) The Company's obligation to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 1.3, so long as Parent shall have provided to the Company on a timely basis the information and consents with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Merger Sub, Parent or any affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock and Company Class B Common Stock.

          (c) Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any Adverse Action (as defined below). For purposes of this Section 1.3(c), "Adverse Action" shall mean any of the following actions of the Company, to the extent the action in question could reasonably be expected to affect adversely the holders of

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shares of Company Common Stock and Company Class B Common Stock (other than
Parent or Merger Sub): (i) any action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Merger or the Certificate of Incorporation or Bylaws of the Company; (ii) any termination or rescission of this Agreement by the Company; (iii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub, or any waiver or assertion of any of the Company's rights under this Agreement; (iv) any termination of employment of Mark Loehr, John Hervey, Robert Meier, Troy Nickerson, Doug Henderson or Gerard Maus or (v) any other consent or action by the Company's Board of Directors with respect to this Agreement or the Merger.

     1.4 TOP-UP OPTION.

          (a) The Company hereby grants to Parent and Merger Sub an irrevocable option (the "Top-Up Option") to purchase, at a price per share equal to the Offer Price, a number of shares of Company Common Stock (the "Top-Up Option Shares") that, when added to the number of shares of Company Common Stock and Company Class B Common Stock owned by Parent or any wholly-owned Subsidiary of Parent at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock and Company Class B Common Stock more than 90% of the number of shares of Company Common Stock and Company Class B Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Parent or Merger Sub, in whole but not in part, at any time on or after the date on which Parent, Merger Sub and their Affiliates own beneficially at least 80% of the outstanding shares of Company Common Stock and Company Class B Common Stock and on or prior to the tenth business day after the later of (i) the Acceptance Date or (ii) the expiration of any subsequent offering period; PROVIDED, HOWEVER, that the obligation of the Company to deliver Top-Up Option Shares on the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. In the event Parent or Merger Sub exercises the Top-Up Option, Parent and Merger Sub shall, and shall cause their Subsidiaries (including the Company) to, use their reasonable best efforts to consummate the Merger pursuant to Section 253 of the Delaware Law. The Top-Up Option shall not be exercisable if the number of shares of Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance.

          (b) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent shall so notify the Company and shall set forth in such notice
(i) the number of shares of Company Common Stock and Company Class B Common Stock that are expected to be owned by Parent or any wholly-owned Subsidiary of Parent immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent of the number of shares of Company Common Stock and Company Class B Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Sub, as the case may be, shall pay the

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Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Option Shares.

                                   ARTICLE II
                                   THE MERGER

     2.1 THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

     2.2 CLOSING; EFFECTIVE TIME. The Closing shall take place as soon as practicable, and in any event not later than two (2) business days after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto may agree (the "Closing Date"). The Closing shall take place at the offices of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation, or at such other location as the parties hereto may agree in writing. The Merger shall become effective at the Effective Time as set forth in the Certificate of Merger which shall be filed with the Secretary of State of the State of Delaware on the Closing Date.

     2.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4 CONVERSION OF COMPANY CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

          (a) Each share of Company Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock and Company Class B Common Stock held by Merger Sub or the Company, Company Dissenting Shares and Restricted Shares cancelled in accordance with Section 2.8) together with the Rights attached thereto pursuant to the Company Rights Agreement shall be converted into the right to receive $15.50 per share, subject to adjustment as provided in Section 2.4(c) (the "Merger Consideration"). All shares of Company Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the Effective Time held by Merger Sub or the Company shall be cancelled and shall cease to exist as of the Effective Time. Notwithstanding the preceding sentence, all Tendered Restricted Shares held by Merger Sub immediately prior to the Effective Time shall not be cancelled, shall remain outstanding following the Effective Time and shall be transferred to Parent and Parent shall hold such Tendered Restricted Shares subject to all of the restrictions of the original Restricted Shares

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(including provisions related to vesting and restrictions on transfer) until the
Tendered Restricted Shares vest in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant.

          (b) All shares of Company Common Stock and Company Class B Common Stock converted into Merger Consideration pursuant to this Section 2.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock and Company Class B Common Stock shall thereafter represent the right to receive with respect to each underlying share of Company Common Stock and Company Class B Common Stock the Merger Consideration.

          (c) If, prior to the Effective Time, the outstanding shares of Company Common Stock or Company Class B Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

     2.5 MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company, each share of the common stock, $.01 par value, of Merger Sub shall be converted into 25,000 shares of Company Common Stock (which shares of Company Common Stock shall be deemed not to be outstanding immediately prior to the Effective Time for purposes of this Agreement).

     2.6 PARENT COMMON STOCK. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger.

     2.7 COMPANY DISSENTING SHARES. Holders of Company Dissenting Shares shall have those rights, but only those rights, of holders who perfect their appraisal rights under Section 262 of the Delaware Law. The Company shall give Parent prompt notice of any demand, purported demand, objection, notice, petition, or other communication received from stockholders or provided to stockholders by the Company with respect to any Company Dissenting Shares or shares claimed to be Company Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such shares. Payment of any amount payable to the holders of Company Dissenting Shares shall be the obligation of the Company. However, the Company agrees that, without the prior written consent of Parent, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

     2.8 OPTIONS AND WARRANTS.

          (a) WARRANTS. At the Effective Time, each outstanding Warrant, whether vested or unvested, shall continue to be subject to the same terms and conditions as were in effect immediately prior to the Effective Time, except that each such Warrant will cease to represent a warrant to purchase shares of the Company Common Stock or Company Class B

Common Stock, as applicable and will be automatically converted into the right to receive the Merger Consideration which the holder of such Warrant would have been entitled to receive upon the Effective Time pursuant to Section 2.4, assuming that such holder had exercised such holder's Warrant immediately prior to the Effective Time.

          (b) COMPANY OPTIONS. At the Effective Time, each outstanding Company Option that is vested as of the Effective Time (a "Vested Company Option"), shall, subject to the proviso of this sentence, automatically be cancelled at the Effective Time and converted into the right to receive, at the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Vested Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Vested Company Option (the product of such amounts, the "Cash Payment"), PROVIDED that in lieu of the Cash Payment, a holder of a Vested Company Option may elect at any time prior to such date determined by the Company that is in advance of the Effective Time and communicated to the holders of Vested Company Options to convert his or her Vested Company Option at the Effective Time into an option to purchase the Merger Consideration at the same exercise price, and otherwise subject to such terms and conditions (including those related to accelerated vesting) as set forth in the Company Stock Plans and the related option agreement under which it was granted immediately prior to the Effective Time. With respect to any Vested Company Options for which the holder thereof has not elected to receive the Cash Payment, Parent shall take all necessary action to provide that, from and after the Effective Time, the holder of such Vested Company Option shall be permitted to exercise such Vested Company Option by means of delivering a properly executed exercise notice to Parent, together with a copy of irrevocable instructions to a broker to deliver promptly to Parent the amount of sale or loan proceeds necessary to pay the exercise price of such Vested Company Option, and, if requested, the amount of any federal, state, local or foreign withholding taxes. Each outstanding Company Option other than a Vested Company Option (each, an "Unvested Company Option") shall automatically be cancelled at the Effective Time, and an amount equal to the product of (i) the number of shares subject to such Unvested Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Unvested Company Option shall be credited as an opening balance of a deferred compensation account for each of the holders of such Unvested Company Options, which balance, and any earnings thereon, shall be non-transferable and forfeitable until the Unvested Company Options vest in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. If the Unvested Company Option held by any individual holder of a Company Option as of immediately prior to the Effective Time relates to at least 10,000 shares of Company Common Stock, the Company shall establish a grantor "rabbi" trust and deposit therein an amount of cash equal to the amount of deferred compensation credited to each such holder's account pursuant to the terms of the holder's option agreement. A single trust may be established for the benefit of each holder and other employees with similar rights to deferred compensation, but the trustee must maintain an account for each holder identifying trust assets relating to the Company's deferred compensation obligations to each holder. Initially, the trustee of the trust shall be the Designated Officer or such other trustee as the Designated Officer may designate, and any successor to the trustee shall be subject to the approval of the Designated Officer. If the portion of the Unvested Company Option immediately prior to the Effective Time relates to less than 10,000 shares of Company Common Stock, the Company shall not be required to establish a grantor "rabbi" trust with respect to its obligation to the holder. All amounts in each holder's deferred compensation account shall be deemed invested in a registered money market fund, except that such amounts may be instead deemed invested in alternative investment vehicles as agreed to from time to time by the Company and the holder. Upon vesting of the account, each holder shall be entitled to payment, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of such holder's deferred compensation account, based on the performance of such deemed investments. Each holder's deferred compensation account shall at all times be guaranteed by the Parent. Except as expressly provided otherwise in this Agreement, the Board of Directors of the Company shall not accelerate the vesting of any Company Options unless such acceleration is required by the terms of the Company Stock Plans or the agreements under which the Company Options were granted, provided, that, any resignation by any incumbent Company director required under Section 1.3(a) shall be treated as termination of service without cause (solely for purposes of vesting). For purposes of the foregoing, to the extent a particular Company Option is only partially vested, the vested portion of such Company Option will be treated as a Vested Company Option and the unvested portion of such Company Option will be treated as an Unvested Company Option.

          (c) RESTRICTED SHARES. At the Effective Time, each outstanding Restricted Share granted under any of the Company Stock Plans that has not been purchased by Parent pursuant to the Offer shall automatically be cancelled at the Effective Time, and the Merger Consideration shall be credited with respect to each Restricted Share so cancelled as an opening balance of a deferred compensation account for each of the holders of such Restricted Shares, which balance, and any earnings thereon, shall be non-transferable and forfeitable until the Restricted Shares vest in accordance with the terms and conditions (including those related to accelerated vesting) included in the original grant. If the unvested portion of the Restricted Shares held by any individual holder of Restricted Shares as of immediately prior to the Effective Time (including any Tendered Restricted Shares tendered by such holder and accepted and paid pursuant to the Offer and Section 1(f) for which a deferred compensation account was established pursuant to Section 1(f)) relates to at least 10,000 shares of Company Common Stock, the Company shall establish a grantor "rabbi" trust and deposit therein an amount of cash equal to the amount of deferred compensation credited to each such holder's account pursuant to the terms of the holder's restricted stock agreement. A single trust may be established for the benefit of each holder and other employees with similar rights to deferred compensation, but the trustee must maintain an account for each holder identifying trust assets relating to the Company's deferred compensation obligations to each holder. Initially, the trustee of the trust shall be the Designated Officer or such other trustee as the Designated Officer may designate, and any successor to the trustee shall be subject to the approval of the Designated Officer. If the portion of the Restricted Stock not vested immediately prior to the Effective Time (including any Tendered Restricted Shares tendered by such holder and accepted and paid pursuant to the Offer and Section 1(f) for which a deferred compensation account was established pursuant to Section 1(f)) relates to less than 10,000 shares of Company Common Stock, the Company shall not be required to establish a grantor "rabbi" trust with respect to its obligation to the holder. All amounts in each holder's deferred compensation account shall be deemed invested in a registered money market fund, except that such amounts may be instead deemed invested in alternative investment vehicles as agreed to from time to time by the Company and the holder. Upon vesting of the account, each holder shall be entitled to payment, in settlement of his or her deferred compensation account, of a cash amount equal to the then-value of such holder's deferred compensation account, based on the performance of such deemed investments. Each holder's deferred compensation account shall at all times be guaranteed by the Parent. Except as expressly provided otherwise in this Agreement, the Board of Directors of the Company shall not accelerate the vesting of any Restricted Shares unless such acceleration is required by the terms of the Company Stock Plans or the agreements under which the Restricted Shares were granted.

          (d) ACTIONS. Prior to the Effective Time, Company shall deliver appropriate notices (which notices shall have been approved by the Parent) to each holder of Restricted Shares or Company Options setting forth each holder's rights pursuant to the respective Company Stock Plans, stating that such Restricted Shares and Company Options shall be treated in the manner set forth in this Section 2.8. In addition, Company shall cause the administrator of the Company Stock Plans to take such actions under the Company Stock Plans as are necessary to accomplish the provisions of this Section 2.8.

     2.9 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     2.10 BYLAWS. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     2.11 DIRECTORS OF SURVIVING CORPORATION. At the Effective Time, the directors of the Surviving Corporation shall be the existing members of the Board of Directors of Merger Sub.

     2.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Parent and Merger Sub shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     2.13 PARENT TO MAKE CASH AVAILABLE. At or prior to the Effective Time, Parent shall deposit in an Exchange Fund with the Exchange Agent for the benefit of the holders of Company Common Stock and Company Class B Common Stock the cash to be exchanged for outstanding shares of Company Common Stock and Company Class B Common Stock.

     2.14 EXCHANGE OF SHARES.

          (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more certificates of Company Common Stock or Company Class B Common Stock whose shares are being converted into the Merger Consideration pursuant to Section 2.4 a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates of Company Common Stock or Company Class B Common Stock shall pass, only upon delivery of the certificates of Company Common Stock or Company Class B Common Stock to the Exchange Agent) and instructions for use in effecting the surrender of the certificates of Company Common Stock or Company Class B Common Stock in exchange for the Merger Consideration. Upon proper surrender of a certificate of Company Common Stock or Company Class B Common Stock for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such certificate of Company Common Stock or Company Class B Common Stock shall be entitled to receive in exchange therefor the amount of Merger Consideration provided in Section 2.4, and the certificate of Company Common Stock or Company Class B Common Stock so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of certificates of Company Common Stock and/or Company Class B Common Stock.

          (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock and Company Class B Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates of Company Common Stock or Company Class B Common Stock representing such shares are presented for transfer to the Exchange Agent, each such share shall be cancelled and exchanged for the Merger Consideration provided in Section 2.14. In the event of a transfer of ownership of any share of Company Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Company Common Stock shall be paid to the transferee of such share if the certificate that previously represented such share is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for 12 months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock or Company Class B Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Company, Parent, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Class B Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) In the event any certificate of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate of Company Common Stock or Company Class B Common Stock to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate of Company Common Stock or Company Class B Common Stock, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate of Company Common Stock or Company Class B Common Stock the Merger Consideration such holder has a right to receive pursuant to this Article II.

     2.15 WITHHOLDING. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock or Company Class B Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Disclosure Schedule or in the Company's SEC Documents filed since January 1, 2001 (or incorporated by reference therein), the Company represents and warrants to Parent and Merger Sub as follows:

     3.1 CORPORATE ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. The Company has furnished or made available to Parent a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

     3.2 CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock; 75,000,000 shares of Company Class B Common Stock; and 30,000,000 shares of Company Preferred Stock. As of November 17, 2003, (i) 20,728,016 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 2,863,288 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options, (iii) 21,392 shares of Company Common Stock and 1,127,460 shares of Company Class B Common Stock are reserved for issuance upon exercise of the outstanding Warrants, (iv) 4,678,508 shares of Company Common Stock are held in the treasury of the Company, (v) 2,277,089 shares of Company Common Stock are reserved for issuance pursuant to Company Options not yet granted and (vi) 13,500,000 shares of the Company's Class 1 Series A Junior Participating Preferred Stock and 1,500,000 shares of the Company's Class 2 Series A Junior Participating Preferred Stock shares are reserved for issuance upon exercise of the Rights issued pursuant to the Company Rights Agreement. As of the date hereof, no shares of Company Class B Common Stock or Company Preferred Stock are outstanding. There are no bonds, debentures, notes or other indebtedness or securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company shall be issued or become outstanding after the date hereof other than upon exercise of Company Options and Warrants outstanding as of the date hereof. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all rights of any character (other than the Warrants) relating to the issued or unissued capital stock of the Company and each of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of its Subsidiaries. Such list sets forth the name of each holder and the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Acceptance Date and the Closing Date, the Company shall deliver to Parent an updated Section 3.2(a) of the Company Disclosure Schedule hereto current as of such date. Since November 17, 2003, the Company has not issued any shares of its capital stock or Company Options in respect thereof, except upon the conversion of the securities or the exercise of the Company Options and Warrants referred to above. All shares of Company Common Stock and Company Class B Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.

          (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has any contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company's Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company's Subsidiaries or any other Person. All of the outstanding shares of capital stock and voting securities of each Subsidiary of the Company are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of each of the Company's Subsidiaries owned by the Company, directly or indirectly, are free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

          (c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, or has any contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. Neither the Company nor any Subsidiary is a general partner of any general or limited partnership or the managing member of any limited liability company.

     3.3 AUTHORITY; NO VIOLATION.

          (a) The Company has full corporate power and authority to execute and deliver this Agreement and subject to receipt of the Company Stockholder Approval to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Board of Directors of the Company. If required under any applicable legal requirements, the Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificates of Incorporation or bylaws or other charter or organizational documents of the Company or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clauses (ii) (x) and (y) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not be a Company Material Adverse Effect.

     3.4 CONSENTS AND APPROVALS. Except for (i) any approvals or filings required by the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Company Stockholder Approval, if required by applicable legal requirements, (iii) the NASD, (iv) the NYSE, (v) the AMEX and
(vi) the consents, notices and approvals set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated hereby.

     3.5 SEC DOCUMENTS; FINANCIAL STATEMENTS.

          (a) The Company has furnished or made available to Parent a true and complete copy of the Company SEC Documents filed with the SEC (including via EDGAR) by the Company since January 1, 2001, and, prior to the Effective Time, the Company shall have furnished or made available to Parent true and complete copies of any Company SEC Documents filed with the SEC (including via EDGAR) by the Company after the date hereof and prior to the Effective Time. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Company SEC Document.

          (b) The financial statements of the Company, including the notes thereto, included in the Company SEC Documents and the financial statements of the Company furnished to Parent for the quarter ended September 30, 2003 (collectively, the "Company Financial Statements") complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated. The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          (c) As of the close of business on September 30, 2003 and November 14, 2003, the amount of the Company's cash, cash equivalents and other short term investments, as defined in the Company Financial Statements was $129,948,755 and $131,977,875, respectively.

     3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Since June 30, 2003, the Company and each of its Subsidiaries has, in all material respects, conducted its business in the ordinary course consistent with past practice and there has not occurred:

               (i) any change, event or condition that is a Company Material Adverse Effect;

               (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

               (iii) any change in the Company's accounting methods or practices (including any change in depreciation or amortization policies or rates) materially affecting the Company's assets or any of its Subsidiaries' assets, except as set forth in any Company SEC Document (but only to the extent set forth therein) or as have been required by a change in GAAP;

               (iv) other than for the Company's June 30, 2003, 1-for-5, reverse stock split, any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock;

               (v) any material contract entered into by the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or made available to Parent, or any material amendment or termination of, or default under, any material contract to which the Company or any of its Subsidiaries is a party or by which it is bound;

               (vi) any amendment or change to the Certificate of Incorporation or bylaws of the Company;

               (vii) any material change in the risk management and hedging policies, procedures or practices of the Company or any of its Subsidiaries, or any failure to comply with such policies, procedures and practices;

               (viii) any material election with respect to taxes or material changes in tax accounting methods; or

               (ix) any agreement by the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

          (b) Except as permitted by this Agreement, since December 31, 2002, neither the Company nor any of its Subsidiaries has, except for such actions as are in the ordinary course of business consistent with past practice or as required by applicable law, (x) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of December 31, 2002,
(y) granted any severance or termination pay to, entered into any contract to make or grant any severance or termination pay to, or paid any bonus other than customary mid-year bonuses and year-end bonuses for fiscal 2002 and for fiscal 2003 to, any executive officer or director or (z) granted any stock appreciation rights or rights to acquire any shares of its capital stock to any officer or director, other than grants made in the ordinary course of business consistent with past practice pursuant to the Company Stock Plans.

     3.7 UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents , (ii) those incurred in the ordinary course of business consistent with past practice since December 31, 2002, and (iii) those incurred in connection with the execution of this Agreement.

     3.8 LEGAL PROCEEDINGS. Except as set forth in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries which has a Company Material Adverse Effect, nor, to the knowledge of the Company, is there any basis for any proceeding, claim or any action against the Company or any of its Subsidiaries that would have a Company Material Adverse Effect; provided that, any litigation brought by a party other than a Governmental Entity challenging the validity or propriety of the transactions contemplated by this Agreement shall not be deemed a Company Material Adverse Effect for purposes of this Agreement. There is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which has a Company Material Adverse Effect.

     3.9 TAXES AND TAX RETURNS.

          (a) (i) The Company and each of its Subsidiaries have filed or caused to be filed all federal, state, foreign and, to the knowledge of the Company, local Tax returns and reports required to be filed with any Tax authority; (ii) all such Tax returns and reports are correct and complete in all material respects; (iii) the Company and its Subsidiaries have paid or caused to be paid all Taxes that are due and payable by any of such companies, other than Taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) in the Company Financial Statements; and
(iv) the Company and each of its Subsidiaries do not have any material liability for Taxes for any current or prior tax periods in excess of the amount reserved or provided for in the Company Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

          (b) The consolidated federal income tax returns of the Company and its Subsidiaries for each taxable year through 1997, have been examined by the IRS.
Section 3.9(b) of the Company Disclosure Schedule identifies all pending audits or examinations with respect to any Tax returns of the Company and its Subsidiaries.

          (c) There are no disputes pending with respect to, or claims or assessments asserted in writing for any material amount of Taxes upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any Tax return for any period.

          (d) Since January 1, 2000, neither the Company nor any of its Subsidiaries has been required to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Company or any Subsidiary).

          (e) Neither the Company nor any of its Subsidiaries (i) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any person (other than any of the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) The Company and each of its Subsidiaries have withheld from their employees, customers and any other applicable payees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods through the date hereof in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons), except for such amounts, individually or in the aggregate, as are not material.

          (g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign tax withholding or reporting.

          (h) The Company has furnished or made available to Parent complete and accurate copies of all income and franchise tax returns, and any amendments thereto, filed by the Company or any of its Subsidiaries for the preceding three taxable years.

          (i) None of the Company and its Subsidiaries has been a party to any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b), any "confidential corporate tax shelter" within the meaning of Treasury Regulations Section 1.6111-2, or any "potentially abusive tax shelter" within the meaning of Treasury Regulations Section 1.6112-1(b).

          (j) Except as set forth in Section 3.9(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment or provision (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of the Company or any of its Subsidiaries.

          (k) Except as set forth in Section 3.9(k) of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any person that could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

     3.10 EMPLOYEE BENEFIT PLANS.

          (a) (i) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, officers, employees or consultants of the Company, any Subsidiary or Company ERISA Affiliate (the "Company Employee Benefit Plans").

          (b) None of the Company Employee Benefit Plans is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (the "Company Multiemployer Plan"). Neither the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan.

          (c) None of the Company Employee Benefit Plans is a "single employer plan," as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to applicable law or regulation.

          (d) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, received a favorable determination letter from the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

          (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material.

          (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

          (g) None of the Company, the Subsidiaries, the officers of the Company or any of the Subsidiaries or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of the Subsidiaries or any officer of the Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

          (h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any contract, agreement or other arrangement which would reasonably be expected to result in the payment of money or any other property or rights or accelerate or provide any other rights or benefits, to any current or former employee of the Company or any of its Subsidiaries (or other current or former service providers thereto) that would not have been required but for the transaction provided for herein.

          (i) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, have been delivered or made available to Parent by the Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and (iii) summary plan descriptions.

          (j) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

          (k) All Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively (including rules and regulations thereunder) and other applicable federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included, except to the extent that any failure to so include the employees would not subject the Company to any material liability.

     3.11 EMPLOYEE MATTERS.

          (a) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting the employment of employees and the engagement of leased employees, consultants and independent contractors, including, without limitation, all laws and regulations regarding discrimination and/or harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including, without limitation, the proper classification, compensation and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational safety and health, workers' compensation and employment practices. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract; nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

          (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any employment agreement, leased employee agreement, consultant agreement or independent contractor agreement with any of its respective officers, directors, employees or any other person providing service to the Company or any of its Subsidiaries. As of the time of execution and delivery of this Agreement, no executive officers or Key Employees of the Company or any of its Subsidiaries have given notice to the Company or any of its Subsidiaries, nor are the Company or any of its Subsidiaries otherwise aware, that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

          (c) As of the time of execution and delivery of this Agreement, to the knowledge of the Company, no executive officer or Key Employee of the Company or any of its Subsidiaries is in violation in any respect of any term of any employment or services contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer or Key Employee to be employed or engaged by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

          (d) None of the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent shall have any liability under the Workers Adjustment and Retraining Notification Act, as amended, or the employee protection laws of any foreign jurisdiction, with respect to any events occurring or conditions existing on or prior to Closing.

     3.12 COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

          (a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) Set forth on Section 3.12(b) of the Company Disclosure Schedule are all material licenses, permits, certificates, franchises and other authorizations (collectively the "Authorizations") held by the Company and each of its Subsidiaries, which constitute all Authorizations necessary for the ownership or use of its assets and properties and the conduct of its business. The Company and each of its Subsidiaries have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not be material to the Company, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

          (c) Section 3.12(c) of the Company Disclosure Schedule sets forth a description of each Governmental Order applicable to the Company or any of its Subsidiaries, and no such Governmental Order has had or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

          (d) Section 3.12(d) of the Company Disclosure Schedule sets forth all Governmental Entities with which the Company or its Subsidiaries or their Affiliates is required to be registered as a broker-dealer as of the date hereof (a "Broker-Dealer"); and none of the Company, its Subsidiaries nor any Affiliate thereof, by virtue of their respective Broker-Dealer activities, is required to be registered as a Broker-Dealer in or to obtain a Broker-Dealer license or similar authorization from any other Governmental Entity. None of the Company or any Subsidiary thereof has exceeded in any material way with respect to their respective businesses, the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs) and reports filed with the National Association of Securities Dealers, Inc. or any other Governmental Entity. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof with such Governmental Entity. Each such registration is in full force and effect on the date hereof.

          (e) Except as set forth on Section 3.12(e) of the Company Disclosure Schedule, no activities of the Company or its Subsidiaries result in any of them being required to be registered as an exchange or transfer agent, a clearing agency, a municipal securities dealer, a government securities dealer, a futures commission merchant, a commodity trading adviser or a commodity pool operator.

          (f) Neither the Company nor any of its Subsidiaries is subject to registration as an investment company under the Investment Company Act, or similar laws of any foreign Governmental Entity. The Company and its Subsidiaries and each of its employees, agents, associated persons or contractors who are required to be registered as a broker-dealer, investment adviser, a registered representative or other applicable regulatory category with the SEC, the securities commission of any state or foreign jurisdiction or any SRO are duly registered as such and such registrations are in full force and effect except as would not individually or in the aggregate, have a Company Material Adverse Effect. All federal, state and foreign registration requirements have been complied with and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete except for such noncompliance and failure to be accurate and complete as would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (g) The Company is not aware of any facts or circumstances that would
(i) cause the NASD or any other required federal or state regulatory agency or other Governmental Entity not to approve the transfer of control and ownership of the Company to Parent; or (ii) cause the NASD or any federal or state regulatory agency or other Governmental Entity to revoke or restrict the Company's Authorizations to operate as a broker-dealer after the change in ownership and control of the Company contemplated by this Agreement.

          (h) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board or member resolutions at the request or suggestion of, any regulatory authority or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its trading privileges or its business (each, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company or any of its Subsidiaries, in any other manner by any regulatory authority or Governmental Entity that it is considering issuing or requesting such a Company Regulatory Agreement nor is there any pending or, to the knowledge of the Company or any of its Subsidiaries, threatened regulatory investigation. To the knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective associated persons (as defined in Section 3(a)(21) of the Securities Exchange
Act) has been convicted within the past ten years of any felony or misdemeanor described in Section 15(b)(4) of the Securities Exchange Act, or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in Section 15(b)(4)(C) of the Securities Exchange Act. No such Person has been subject to a "statutory disqualification" with respect to membership or participation in, or association with a member of, a self-regulatory organization, described in Section 3(a)(39) of the Securities Exchange Act or has been subject to the imposition by a SRO of special supervision or other special requirements as prerequisites for maintaining any securities license or regulation.

          (i) Neither the Company nor any of its Subsidiaries has received any notice from a competent authority alleging that the Company or any Subsidiary has not complied with any applicable data or consumer protection laws, nor has the Company or any of its Subsidiary received any claim from any individual seeking compensation for breaches of applicable data and consumer protection laws.

          (j) Neither the Company nor any of its Subsidiaries has become aware of any facts of circumstances that would require any of them to give notice to any customers, consumers or other similarly situated individuals, pursuant to California Civil Code Sections 1798.29, et seq., or any similar law of any other state, of any actual or perceived data security breaches.

          (k) Neither the Company nor any of its subsidiaries, including without limitation the Company's venture capital business, owns or controls, directly or indirectly, more than 5% of any class of voting securities of any depository institution or depository institution holding company, as defined in section 3(w) of the Federal Deposit Insurance Act (12 U.S.C. 1811 et seq.). The Company derived at least 85% or more of its consolidated total annual gross revenues from and at least 85% of its consolidated total assets are attributable to the conduct of activities that are financial in nature, incidental to a financial activity, or otherwise permissible for a financial holding company under section 4(c) of the Bank Holding Company Act of 1956, as amended (12 U.S.C. 1843(c)).

     3.13 MATERIAL CONTRACTS.

          (a) Except for the contracts described in or filed as an exhibit to the Company SEC Documents or set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (the following, together with the contracts described in or filed as an exhibit to the Company SEC Documents, collectively, the "Material Contracts"):

               (i) any contract or agreement entered into other than in the ordinary course of business consistent with past practice for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

               (ii) any contract or agreement for the purchase of services in excess of $100,000 which cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment or without more than 45 days' notice;

               (iii) any contract, agreement or instrument in excess of $100,000 that expires or may be renewed at the option of any Person other than the Company or any of its Subsidiaries so as to expire more than one year after the date of this Agreement;

               (iv) any material contract with any independent contractor or consultant (or similar arrangement) which is not cancelable without penalty and without more than thirty (30) days' notice;

               (v) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company or any of its Subsidiaries is a lender, borrower or guarantor;

               (vi) any contract or agreement limiting the freedom of the Company or any of its Subsidiaries or any of their respective employees to engage in any line of business or to compete with any other Person;

               (vii) any contract or agreement with any Affiliate of the Company;

               (viii) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of operating a broker-dealer business;

               (ix) any material agreement which would be terminable other than by the Company or its Subsidiaries or under which a payment obligation would arise or be accelerated, in each case as a result of the consummation of the transactions contemplated by this Agreement;

               (x) any alliance, cooperation, joint venture, stockholders' partnership or similar agreement;

               (xi) any broker, distributor, dealer, agency, sales promotion, market research, market consulting or advertising agreement involving in excess of $100,000;

               (xii) any material research, development, sales representative, marketing or reseller agreement, or any service, support or maintenance agreement related to the business or technology of the Company or any of its respective Subsidiaries;

(xiii) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company or any of its Subsidiaries;

               (xiv) any outbound license, sublicense or development agreement or other agreement or any material inbound license, sublicense or development agreement or other agreement that affects or relates to the Intellectual Property, including, without limitation, any agreement pursuant to which any person or entity is authorized to use or has an ownership or security interest in any Intellectual Property;

               (xv) any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement; and

               (xvi) any other contract the loss of which would have a Company Material Adverse Effect.

          (b) The Company and each of its Subsidiaries have performed all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged to be in default in respect of, each Material Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Material Contracts is in full force and effect, without amendment (other than as disclosed in Section 3.13 of the Company Disclosure Schedule), and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Company's knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to the Company. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent or filed as exhibits to the Company SEC Documents.

     3.14 ASSETS AND INVESTMENT SECURITIES.

          (a) The Company and its Subsidiaries own, lease or have the right to use all the material properties and assets necessary for or used or held for use in the conduct of their respective business or otherwise owned, leased or used by the Company or any of its Subsidiaries (all such properties and assets being referred to as the "Assets"). Each of the Company and its Subsidiaries has good title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances, and Liens, that individually or in the aggregate, would not have a Company Material Adverse Effect. Section 3.14(a) of the Company Disclosure Schedule contains a true, complete and correct list (designating the relevant owners, lessors, sublessors, sublessees and lessees, as applicable) of all real property and improvements leased or subleased by the Company and its Subsidiaries or otherwise made available for their use (the "Leases"). Copies of all Leases have been delivered or otherwise made available to Parent by the Company.

          (b) The Company and each of its Subsidiaries has good and marketable title to all securities held by the Company and each of its Subsidiaries (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries and except for such defects in title or Liens that would not be a Company Material Adverse Effect. Such securities are valued on the books of the Company in accordance with GAAP. Since December 31, 2002, neither the Company nor any of its Subsidiaries has incurred any material and unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the securities industry (including changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, the Company is not aware of any events which are reasonably likely to occur in the future and which would be reasonably likely to result in any material adverse change in the quality or performance of the Company's and its Subsidiaries' investment portfolio on a consolidated basis.

     3.15 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition on the Company or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including CERCLA, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, which liability or obligation would be material to the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

     3.16 STATE TAKEOVER LAWS; COMPANY RIGHTS PLAN.

          (a) The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover statute is applicable to the Merger, this Agreement, or the transactions contemplated hereby.

          (b) The Company has taken all action necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any person to exercise any rights under the Company Rights Agreement or enable or require the rights provided under the Company Rights Agreement to separate from the shares of Company Common Stock to which they were attached or to be triggered or to become exercisable. No "Distribution Date," as such term is defined in the Company Rights Agreement, has occurred by reason of the entry into this Agreement, nor will the consummation of the transactions contemplated hereby cause a Distribution Date to occur. The Company shall take all necessary action with respect to all the outstanding Rights so that, as of the Effective Time, (i) none of the Company, Parent or Merger Sub will have any obligations under the Company Rights Agreement and (ii) the holders of the Rights will have no rights under the Company Rights Agreement.

     3.17 INSURANCE. The Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries set forth in Section 3.17 of the Company Disclosure Schedule. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.18 INTELLECTUAL PROPERTY.

          (a) Section 3.18(a) of the Company Disclosure Schedule lists all Intellectual Property registered or filed in the name of the Company or any of its Subsidiaries, and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of such registered or filed Intellectual Property rights, including, without limitation, each patent, patent application, copyright registration or application thereof, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor.

          (b) Section 3.18(b) of the Company Disclosure Schedule lists (i) all unregistered marks (trademarks, trade names and service marks), (ii) all unregistered copyrights, and (iii) a list of each item of software developed by or for the Company or its Subsidiaries necessary or material to the conduct of the business of the Company and its Subsidiaries.

          (c) Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, the Company (i) owns all right, title and interest in and to each item of Intellectual Property, free and clear of any Liens other than Permitted Liens, or (ii) is a licensee of Intellectual Property pursuant to a contract that is a valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto and is in full force and effect. Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, each material item of Intellectual Property shall be owned by the Company or immediately available for use by the Company on substantially identical terms and conditions immediately following the Closing, without any requirement for any consent from any third party or any affirmative act by Parent (e.g., notice to any third party).

          (d) Section 3.18(d) of the Company Disclosure Schedule lists each license or other agreement or authorization pursuant to which the Company or any of its Subsidiaries provided a license to any third party with respect to any Intellectual Property. Except for such agreements or licenses specified in
Section 3.18(d), no other person or entity has any rights to any Intellectual Property, and, to the knowledge of the Company, no person or entity is infringing, violating or misappropriating any of the Intellectual Property.

          (e) Section 3.18(e) identifies each license or agreement pursuant to which the Company and/or its Subsidiaries use Intellectual Property that is owned by a party other than the Company or its Subsidiaries. Except as set forth in Section 3.18(e), no royalties or other continuing payment obligations are due from the Company in respect of intellectual property rights of any third party.

          (f) The Company and its Subsidiaries are not, and shall not be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement (assuming receipt of any consent or approval set forth in Section 3.4 of the Company Disclosure Schedule), in material breach of any license, sublicense or other agreement or any term or condition thereof, pursuant to which the Company and its Subsidiaries grants or is granted any license to the Intellectual Property.

          (g) To the extent that any Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto transferring to the Company all right, title and interest in and to Intellectual Property by operation of law or by valid assignment. To the extent internally developed, the Company has followed standard business practices in developing such Intellectual Property, including requiring each employee or contractor to execute a written agreement in which such employee or contractor assigns to the Company all right, title and interest in and to such Intellectual Property, and to the knowledge of the Company, no viruses, Trojan programs, WORMS, time bombs or other disabling devices have been inserted into the same by the Company, its Subsidiaries or their respective employees, nor has there been to the knowledge of the Company inserted any means for any software included in the Intellectual Property to be remotely accessed without the knowledge and consent of Parent.

          (h) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice and in light of the nature of the particular item of Intellectual Property to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and other material confidential information that the Company and/or its Subsidiaries own or use in connection with the business of the Company and its Subsidiaries ("Company Confidential Information"). To the Company's knowledge, there has been no misappropriation of any Company Confidential Information by any third party. To the knowledge of the Company, neither the Company nor its Subsidiaries has placed in escrow or otherwise disclosed the source code or documentation for any software developed by or for the Company and/or its Subsidiaries.

          (i) To the knowledge of the Company, none of the Intellectual Property infringes or violates, or constitutes a misappropriation of, any intellectual property rights of any person or entity. Section 3.18(i) of the Company Disclosure Schedule lists any complaint, claim, notice or other communication
(x) received in oral form by any partner, officer or employee of the Company and/or its Subsidiaries, or (y) received in written form by the Company and/or its Subsidiaries, expressly or impliedly alleging any infringement, violation or misappropriation of the Intellectual Property of any third party, or otherwise challenging the right of the Company and/or its Subsidiaries or any licensee or sublicensee of the Company and/or its Subsidiaries to own or use any Intellectual Property, or challenging the validity or enforceability of any Intellectual Property or the right of the Company and/or its Subsidiaries to license others to use or sublicense any Intellectual Property. The Company has made available to Parent complete and accurate copies of all written documentation in the possession of the Company and its Subsidiaries relating to any such complaint, claim, notice, threat or other communication.

          (j) Section 3.18(j) of the Company Disclosure Schedule sets forth a list of all Internet domain names and their expiration dates currently used by the Company and its Subsidiaries (collectively, the "Domain Names"). The Company has, and after the Closing will have, a current registration of each Domain Name and the right to continue to conduct their respective businesses as currently conducted under the Domain Names.

     3.19 INFORMATION TECHNOLOGY.

          (a) The electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems, services, or processes, and Intellectual Property which are used by the Company and its Subsidiaries (collectively, "Technology Systems") are adequate for the operation of their businesses as currently conducted or as currently proposed to be conducted, except as would not be material. There has not been any material malfunction, default, or failure with respect to any of the Technology Systems that has not been remedied or replaced in all material respects. The Company does not have knowledge that any of the Technology Systems will fail to receive input of, recognized, store, retrieve, process or generate output of dates and date related data without any error, ambiguity, interruption or malfunction that would materially and adversely affect the operations of the Company or any of its Subsidiaries.

          (b) Technology Systems are either owned by, licensed or leased to, or otherwise properly utilized pursuant to written authorization to the Company and its Subsidiaries. No action will be necessary as a result of the transaction effected by this Agreement to authorize, permit, or otherwise enable use of the Technology Systems to continue to the same extent and in the same manner that such Technology Systems have been used prior to the Closing Date. All royalties and other payments due under such licenses or leases have been paid when due and, so far as the Company and its Subsidiaries are aware, they are not in material breach of, nor have there been any claims that they are in material breach of, any obligation owed under such licenses or leases or under any other agreement relating to the Technology Systems.

          (c) Section 3.19(c) of the Company Disclosure Schedule lists all the material third party agreements, licenses, and leases related to the Technology Systems, including without limitation, all material maintenance and support contracts for the Technology Systems.

          (d) Except as disclosed in Section 3.19(d) of the Company Disclosure Schedule, (i) the Technology Systems (for a period of 18 months prior to the Closing Date) have not suffered unplanned disruption causing a material adverse effect on the business of the Company and/or its Subsidiaries; (ii) except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any material charge, mortgage or security interest; and (iii) access to business critical parts of the Technology Systems is not shared with any third party.

          (e) Details of the Company's material disaster recovery and business continuity arrangements are disclosed in Schedule 3.19(e) of the Company Disclosure Schedule.

          (f) Neither the Company nor any of its Subsidiaries has received notice of nor are they aware any material circumstances including, without limitation, the execution of this Agreement, which would enable any third party to terminate any of the Company's and/or its Subsidiaries' material agreements or arrangements relating to the Technology Systems.

          (g) The Company and its Subsidiaries have, in accordance with accepted industry practices for comparable-sized competitors, taken reasonable measures to protect the internal and external security and integrity of the Technology Systems and the data they contain including, without limitation, procedures preventing unauthorized access, the introduction of viruses, and the taking and storing on-site and off-site of back-up copies of critical data.

          (h) There are no material agreements with third parties for Technology Systems that would terminate on the consummation of the transactions contemplated by this Agreement or are otherwise not assignable without consent from any third party or without payment of any associated cost, fee, charge, or penalty.

          (i) Neither the Company nor any of its Subsidiaries has received notice of nor are they aware of any claim or action alleging that the Technology Systems, or Company's or its Subsidiaries' use of the Technology Systems, in any way violate any non-disclosure and/or non-use agreement, nor constitute an infringement or other violation of any copyright, trade secret, trademark, service mark, patent, invention, proprietary information, or other rights of any third party.

     3.20 INTERESTS OF OFFICERS AND DIRECTORS. None of the officers or directors of the Company or any of its Subsidiaries or any of their respective Affiliates has any material interest in any property, real or personal, tangible or intangible or used in the business of the Company and its Subsidiaries, or in any supplier, distributor or customer of the Company and its Subsidiaries, or any other relationship, contract, agreement, arrangement or understanding with the Company and its Subsidiaries, except as disclosed in the Company SEC Documents and except for the normal rights of a stockholder and rights under the Company Options.

     3.21 OPINION. Prior to the execution of this Agreement, the Company has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date hereof.

     3.22 BROKER'S FEES. Except for Financial Technology Partners and Keefe, Bruyette & Woods, Inc., neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

     3.23 COMPANY INFORMATION.

          (a) The representations or warranties made by the Company herein or in any schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          (b) None of the information to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents or the
Schedule 14D-9 will, at the date the Offer Documents or the Schedule 14D-9 are first mailed to the Company's stockholders and at any time between the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company and the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

     Except as disclosed in the Parent Disclosure Schedule or as set forth in the Parent SEC Documents filed since January 1, 2001 (or incorporated by reference therein), Parent represents and warrants to the Company as follows:

     4.1 CORPORATE ORGANIZATION, STANDING AND POWER. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would constitute a Parent Material Adverse Effect. Parent has furnished or made available to the Company a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Parent and each of its Subsidiaries. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

     4.2 AUTHORITY; NO VIOLATION.

          (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Boards of Directors of Parent and Merger Sub. No other corporate proceedings (including any approvals of Parent stockholders) on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b) Neither the execution and delivery of this Agreement by Parent nor Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not be a Parent Material Adverse Effect.

     4.3 CONSENTS AND APPROVALS. Except for (i) any approvals or filings required by the HSR Act and (ii) the consents, notices and approvals set forth in Section 4.3 of the Parent Disclosure Schedules, no consents or approvals of any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

     4.4 SEC DOCUMENTS.

          (a) Parent has furnished or made available to the Company a true and complete copy of the Parent SEC Documents filed with the SEC (including via EDGAR) by Parent since January 1, 2001, and, prior to the Effective Time, Parent shall have furnished or made available to the Company true and complete copies of any Parent SEC Documents filed with the SEC (including via EDGAR) by Parent after the date hereof and prior to the Effective Time. Except as does not or would not reasonably be likely to, prevent Parent from consummating the Offer or the Merger, as of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.

     4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2003, Parent has, in all material respects, conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition that is a Parent Material Adverse Effect; (ii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) materially affecting Parent's assets or any of its Subsidiaries' assets, except as set forth in any Parent SEC Document (but only to the extent set forth therein) or as have been required by a change in GAAP; or (iii) any amendment or change to the Certificate of Incorporation or Bylaws of Parent, except, with respect to clauses (i) through (iii), as does not or would not reasonably be likely to, prevent Parent from consummating the Offer or the Merger.

     4.6 LEGAL PROCEEDINGS. Except as set forth in Section 4.6 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries which does or would reasonably be likely to, prevent Parent from consummating the Offer or the Merger, nor, to the knowledge of Parent, is there any basis for any proceeding, claim or any action against Parent or any of its Subsidiaries that does or would reasonably be likely to, prevent Parent from consummating the Offer or the Merger; provided that, any litigation brought by a party other than a Governmental Entity challenging the validity or propriety of the transactions contemplated by this Agreement shall not be deemed to prevent Parent from consummating the Offer or the Merger for the purposes of this Agreement. There is no injunction, order, judgment or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which does or would reasonably be likely to, prevent Parent from consummating the Offer or the Merger.

     4.7 COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

          (a) Except as set forth in Section 4.7(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as do not, or would not reasonably be likely to, prevent Parent from consummating the Offer or the Merger;

          (b) There are no Governmental Orders applicable to Parent or any of its Subsidiaries which do, or would reasonably be likely to, prevent Parent from consummating the Offer or the Merger.

          (c) Parent is not aware of any facts or circumstances that would (i) cause the NASD or any other required federal or state regulatory agency or other Governmental Entity not to approve the transfer of control and ownership of the Company to Parent; or (ii) cause the NASD or any federal or state regulatory agency or other Governmental Entity to revoke or restrict Parent's Authorizations to operate as a broker-dealer after the change in ownership and control of the Company contemplated by this Agreement.

          (d) Except as does not or would not reasonably be likely to, prevent Parent from consummating the Offer or the Merger, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board or member resolutions at the request or suggestion of, any regulatory authority or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its trading privileges or its business (each, a "Parent Regulatory Agreement"), nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent or any of its Subsidiaries, in any other manner by any regulatory authority or Governmental Entity that it is considering issuing or requesting such a Parent Regulatory Agreement nor is there any pending or, to the knowledge of Parent or any of its Subsidiaries, threatened regulatory investigation.

     4.8 BROKER'S FEES. Except for Freeman & Co. Securities LLC, neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

     4.9 PARENT INFORMATION.

          (a) The representations or warranties made by Parent herein or in any schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          (b) None of the information to be supplied by Parent for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the date the

Offer Documents or the Schedule 14D-9 are first mailed to the Company's stockholders and at any time between the time the Offer Documents and the
Schedule 14D-9 are mailed to the stockholders of the Company and the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE V
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries, to (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having significant business dealings with it and (c) take no action which would adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby; provided, however that nothing contained in this Section 5.1 shall prohibit the Company from taking any action in connection with the sale, divestiture, dissolution or other transfer of (A) the Company's venture capital business pursuant to the memorandum of understanding set forth on Section 5.1(A) of the Company Disclosure Schedule, (B) the Company's foreign businesses as described on Section 5.1(B) of the Company Disclosure Schedule, or (C) the Company's investment banking business either (i) pursuant to the arrangements referenced on Section 5.1(C)(i) of the Company Disclosure Schedule or (ii) as described on
Section 5.1(C)(ii) of the Company Disclosure Schedule.

     5.2 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or except as expressly contemplated by this Agreement, the Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

          (a) Cause or permit any amendment, modification, alteration or rescission of its certificate or articles of incorporation, bylaws or other charter or organizational documents;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary thereof) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries;

          (c) Grant any options, stock appreciation rights or other rights (except for the issuance of Rights in connection with the issuance of Company Common Stock permitted by this Section 5.2) to acquire securities, or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or otherwise or authorize cash payments in exchange for any options or other rights granted under any of such plans, in each case except as otherwise required by such plans or any existing agreements;

          (d) grant annual restricted stock bonuses or annual cash bonuses other than as may be required pursuant to agreements existing as of the date hereof without Parent's consent, and with respect to this Section 5.2(d) only, such consent will not be unreasonably withheld;

          (e) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding under the Company Stock Plans as of the date of this Agreement, (ii) the issuance of shares of Company Common Stock or Company Class B Common Stock pursuant to the exercise of the Warrants outstanding as of the date of this Agreement and (iii) pursuant to agreements existing as of the date hereof;

          (f) Transfer to any person or entity any rights in or to its Intellectual Property other than the transfer of non-exclusive rights to its Intellectual Property in the ordinary course of business consistent with past practice;

          (g) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (h) Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries (taken as a whole), except in the ordinary course of business consistent with past practice and except for the sale of real estate owned in accordance with current policies of the Company with respect thereto;

          (i) Other than in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money, (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (except as set forth on Schedule 5.2(i)) or (C) cancel, release, assign or modify any material amount of indebtedness of any other person or entity;

          (j) Enter into any lease for real property or material operating lease;

          (k) Pay, discharge or satisfy in an amount individually or in the aggregate in excess of $100,000 any claim, action, litigation, arbitration or proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business consistent with past practice, other than (A) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, (B) pursuant to the agreements listed on Schedule 5.2(k), (C) pursuant to court orders entered against the Company or (D) as otherwise permitted pursuant to this
Section 5.2;

          (l) Make any capital expenditures, capital additions or capital improvements except (i) in the ordinary course of business consistent with past practice that do not exceed individually or in the aggregate $100,000 and (ii) pursuant to contracts or commitments set forth on Schedule 5.2(l);

          (m) Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

          (n) (i) Adopt or amend in a manner that will increase the benefits to be provided to any director or employee of the Company or its Subsidiaries under any Company Employee Benefit Plan (except as required by law), (ii) hire or enter into any employment agreement with any director or executive officer level employee other than in connection with the replacement of existing director or executive officer level positions, (iii) pay any special bonus or special remuneration to any employee or director other than pursuant to existing agreements, other than in an amount not in excess of $10,000 individually or $100,000 in the aggregate, (iv) provide any salary or bonus guarantee to any of its employees other than pursuant to existing agreements or (v) other than in the ordinary course of business consistent with past practice, increase the salaries or wage rates of any of its employees;

          (o) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, in each case, except payments made pursuant to written plans or agreements outstanding, or Company policies in effect (as described on Schedule 5.2(o)), on the date hereof, or severance payments contemplated by this Agreement;

          (p) Commence any action, suit or proceeding other than (i) in the ordinary course of business consistent with past practice, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit or (iii) in respect of a breach of this Agreement;

          (q) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole), or acquire or agree to acquire any equity securities of any corporation, partnership, limited liability company, association or business organization which securities acquired or agreed to be acquired would constitute greater than five percent (5%) of the outstanding securities of such entity;

          (r) Other than in the ordinary course of business consistent with past practice or as required by applicable law, rule or regulation, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

          (s) Revalue any of its assets other than in the ordinary course of business consistent with past practice or as required by applicable law, rule or regulation;

          (t) Make any material change to its accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

          (u) Except as required by applicable law or regulation, or written rule, instruction or directive by a Governmental Entity which is furnished to Parent promptly following receipt thereof: (i) implement or adopt any material change in its risk management or hedging policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk;

          (v) Change Domain Names or fail to renew existing Domain Name registrations on a timely basis; or

          (w) Take or agree in writing to take, any of the actions described in Sections 5.2(a) through (v) above

PROVIDED, HOWEVER that nothing contained in this Section 5.2 shall prohibit the Company from taking any action in connection with the sale, divestiture, dissolution or other transfer of (A) the Company's venture capital business pursuant to the memorandum of understanding identified on Section 5.1(A) of the Company Disclosure Schedule, (B) the Company's foreign businesses as described on Section 5.1(B) of the Company Disclosure Schedule, or (C) the Company's investment banking business either (i) pursuant to the arrangements referenced on Section 5.1(C)(i) of the Company Disclosure Schedule or (ii) as described on
Section 5.1(C)(ii) of the Company Disclosure Schedule.

     5.3 NO SOLICITATION.

          (a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the "COMPANY REPRESENTATIVES") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or its Board of Directors from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company's Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.3(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Offer or the Merger, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the Acceptance Date, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions at least as restrictive on such Person or group as the Confidentiality Agreement is on Parent, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal, or a Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with its independent financial advisors) is reasonably likely to be a Superior Proposal, which is pending at the time the Company determines to take such action; and (y) the Board of Directors of the Company determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Company's Board of Director's fiduciary duties to the Company's stockholders under Delaware Law. The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any such confidentiality agreement or any other confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights.

     The Company will promptly (and in any event within one (1) business day) notify Parent in writing, of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Takeover Proposal, and the Company will promptly communicate to Parent the material terms and conditions of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person or group making such proposal or inquire or engaging in such discussions or negotiations. The Company will promptly provide to

Parent any non-public information concerning the Company provided to any other Person or group which was not previously provided to Parent. The Company will keep Parent reasonably informed of the status and details of any such Takeover Proposal.

     As used in this Agreement, the following terms have the meanings set forth below:

     "SUPERIOR PROPOSAL" means an unsolicited written proposal by a Third Party (defined below) to acquire, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company, and (i) otherwise on terms which the Board of Directors of the Company determines in good faith (after consultation with its independent financial advisors) to be more favorable to the Company's stockholders from a financial point of view than the Merger and (ii) which, in the good faith reasonable judgment of the Company's Board of Directors, is reasonably likely to be consummated within a reasonable time, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal and other aspects of such proposal.

     "TAKEOVER PROPOSAL" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Securities Exchange Act) of assets that constitute 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries or twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, or twenty percent (20%) or more of the equity interest in either the Company or any of its Subsidiaries.

     "THIRD PARTY" means any Person or group other than Parent, Merger Sub or any affiliate thereof.

          (b) Except as set forth in this Section 5.3(b), neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company's Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the Acceptance Date, the Company's Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Company's Board of Directors shall have determined in good faith, based upon advice of outside counsel, that such action is required to discharge the Company's Board of Director's fiduciary duties to the Company's stockholders under Delaware Law, (C) at least three (3) business days shall have passed following Parent's receipt of written notice from the Company advising Parent that the Company's Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and Parent does not make an offer that the Board of Directors shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is as favorable (taking into account the Termination Fee) to the Company's stockholders as such Superior Proposal and (D) concurrently with taking such action the Company shall pay any applicable fee required by Section 8.3.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     6.1 REGULATORY MATTERS.

          (a) As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of this Agreement by the Company's stockholders is required by applicable legal requirements in order to consummate the Merger, the Company shall prepare and file with the SEC the Proxy Statement and shall use all reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholders' Meeting (defined below) there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Company shall consult with Parent prior to mailing any Proxy Statement, or any amendment or supplement thereto, to which Parent timely and reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

          (b) Each of Parent and the Company shall, and shall cause its Subsidiaries to, use all reasonable best efforts to, (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger, including, without limitation, obtaining any third party consent which may be required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, to remove any restraint or prohibition preventing the consummation of the Merger and the other transactions contemplated by this Agreement, and, subject to the conditions set forth in Article VII hereof, to consummate the Merger and the other transactions contemplated by this Agreement and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required to be obtained by Parent or the Company, respectively, or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (other than Items 4 through 8, and any attachments thereto, of any Notification filed under the HSR Act). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of Parent and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement. Each of Parent and the Company shall not, and shall cause its respective Subsidiaries not to, engage in any action or transaction that would materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger, or of Parent to consummate any commitment to any Company Representative made in connection therewith. Parent and the Company further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

          (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice, application or other document made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 ACCESS TO INFORMATION.

          (a) Subject to the Confidentiality Agreement, the Company agrees to provide Parent and Parent's officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the "Parent Representatives"), from time to time prior to the Effective Time or the termination of this Agreement, such information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial conditions and operations. Except as required by law, Parent shall hold, and shall cause Parent's Affiliates and the Parent Representatives to hold, any non-public information received from the Company, directly or indirectly, in accordance with the Confidentiality Agreement.

          (b) Subject to the Confidentiality Agreement, Parent agrees to provide to the Company and the Company Representatives, from time to time prior to the Effective Time or termination of this Agreement, such information as the Company shall reasonably request with respect to Parent and its business, financial condition and operations. Except as required by law, the Company shall hold, and shall cause the Company's Affiliates and the Company Representatives to hold, any non-public information received from Parent, directly or indirectly, in accordance with the Confidentiality Agreement.

     6.3 STOCKHOLDER APPROVAL.

          (a) As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of this Agreement by the Company's stockholders is required by applicable legal requirements in order to consummate the Merger, the Company, acting through the Post-Acceptance Board, shall take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of the holders of the Company's capital stock to vote on a proposal to adopt this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable legal requirements. The Proxy Statement shall include the Company Board Recommendation

          (b) Notwithstanding anything to the contrary contained in this Agreement, if Merger Sub shall own, by virtue of the Offer or otherwise, at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting in accordance with Section 253 of the Delaware Law.

          (c) Parent agrees to cause all shares of Company Common Stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement and consummation of the Merger at the Company Stockholders' Meeting.

     6.4 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use reasonable best efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

     6.5 REASONABLE BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby.

     6.6 EMPLOYEES; EMPLOYEE BENEFIT MATTERS.

          (a) Prior to the Closing Date, the Company will take such action as is necessary to terminate its 401(k) Plan (the "Company 401(k) Plan") and also will take all necessary action to ensure that each employee of the Company or any of its Subsidiaries is fully vested in his or her account balance under the Company 401(k) Plan. As soon as practicable following IRS approval of the termination of the Company 401(k) Plan, the assets thereof shall be distributed and Parent shall permit the employees of the Company employed by the Surviving Corporation to roll any eligible rollover distributions (and loans under the Company's 401(k) Plan) over into Parent's 401(k) Plan. Employees of the Company shall be eligible as of the Effective Time to participate in Parent's 401(k) Plan.

          (b) Parent and the Company agree to certain employee matters set forth on Schedule 6.6(b).

          (c) Except as provided on Schedule 6.6(c), for purposes of their participation in the employee benefit plans of Parent, Parent shall credit each Company employee with full credit for all service credited under each applicable Company Benefit Plan (including service with the Company and, where applicable, service with prior or predecessor employers to the extent credit is given for such service under each applicable Company Benefit Plan) for purposes of eligibility to participate and receive benefits for purposes of vesting and for purposes of benefit accruals (except where it would result in a duplication of benefits). With respect to the Company's health, dental and vision benefit plans, Parent shall cause any such plan to waive any pre-existing condition exclusions and actively-at-work requirements under such plans with respect to the Company employees and their eligible dependents (to the extent waived under the corresponding Company welfare benefit plan) and ensure that any covered expenses incurred on or before the Effective Time shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the extent that such expenses are taken into account for similarly situated employees of Parent.

          (d) Parent shall, or shall cause the Company to, honor all written contractual obligations of the Company and its affiliates to their respective current and former employees, directors and independent contractors, including, but not limited to, all obligations under employment, severance and consulting plans and arrangements and under all other Company Benefit Plans.

          (e) Except as provided on Schedule 6.6(e), Parent shall provide to employees of the Surviving Corporation (i) employee benefits that are no less favorable in the aggregate to the employee benefits provided to similarly-situated employees of Schwab Capital Markets, provided, that with respect to employee benefit plans only, Parent may satisfy its obligations under this clause (i) for a transition period following the Effective Date, by providing benefits pursuant to such employee benefit plans that are no less favorable than the benefits provided to such employees pursuant to the Company Employee Benefit Plans immediately prior to the Effective Time and (ii) base salaries and incentive compensation opportunities that are no less favorable in the aggregate to the base salaries and incentive compensation opportunities provided to such employees immediately prior to the Effective Time.

          (f) Except as otherwise provided in this Agreement, nothing in this
Section 6.6 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Parent benefit plans, Company Benefit Plans, or other employee benefit plans, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

     6.7 EMPLOYEE RETENTION PLANS.

     Immediately effective at to the Effective Time, an employee incentive program in accordance with the general terms outlined in Schedule 6.7 hereto shall be established to help assure access after the Effective Time to the skills and continuing services of the categories of employees identified in
Schedule 6.7 hereto.

     6.8 DIRECTOR AND OFFICER INDEMNIFICATION.

          (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall, with respect to indemnification of officers, directors, employees and agents, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by law.

          (b) Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, the present and former officers, directors, employees and agents of the Company or any of its Subsidiaries in their capacities as such (each an "Indemnified Party") in accordance with the Certificate of Incorporation and Bylaws, or other charter documents, of the Company and its Subsidiaries and any agreements or plans maintained by the Company and its Subsidiaries, to the fullest extent permitted by the terms thereof against all losses, expenses, claims, damages and liabilities arising out of actions or omissions occurring on or prior to the Effective Time.

          (c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to use reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person covered immediately prior to the Effective Time by the Company's officers' and directors' liability insurance policy with substantively the same coverage and amounts and on terms and conditions which are reasonably comparable to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the current amount per annum paid by the Company, and if the Surviving Corporation is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (d) In the event Parent or any of its successors or assigns or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this section.

          (e) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9 ADVICE OF CHANGES. The Company and Parent shall promptly advise each other of any change or event having a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

     6.10 SECTION 16B-3. Parent, Merger Sub and the Company shall take all commercially reasonable actions as may be required to cause the transactions contemplated by Section 1.8 and any other dispositions of equity securities of the Company or acquisitions of equity securities of Parent by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVAL. If required by applicable legal requirements, the Company Stockholder Approval shall have been obtained.

          (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, or enforced which prevents or prohibits the consummation of the Merger. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

          (c) CONSUMMATION OF OFFER. Merger Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

     8.1 TERMINATION. Whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, this Agreement may be terminated:

          (a) by mutual consent of Parent and the Company at any time prior to the Effective Time;

          (b) by either Parent or the Company at any time prior to the Acceptance Date if the Closing shall not have occurred on or before September 30, 2004 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure to accept shares of Company Common Stock for payment pursuant to the Offer by the close of business on September 30, 2004 and such action or failure to act constitutes a breach of this Agreement);

          (c) by Parent at any time prior to the Acceptance Date, if (i) the Company shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in either clause "(a)" or "(b)" of Annex I not to be satisfied and such breach shall not have been cured within fifteen (15) business days of receipt by the Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent is at that time in material breach of this Agreement), (ii) the Board of Directors of the Company shall withdraw or modify the Company Board Recommendation in a manner adverse to Parent or shall have resolved to do so, (iii) the Company shall breach in any material respect its obligations set forth in Sections 5.3(a) (i) or (iii) of this Agreement or (iv) the Board of Directors of the Company shall have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so;

          (d) by the Company at any time prior to the Acceptance Date, if Parent shall breach any of its representations, warranties or obligations hereunder to an extent that the representations and warranties of Parent shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date;, provided, however, that Company may not terminate this Agreement if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Parent Material Adverse Effect) shall not be or have a Parent Material Adverse Effect, or such breach shall have been cured within fifteen (15) business days following receipt by Parent of written notice of such breach and that the right to terminate this Agreement by the Company shall not be available to the Company if the Company is at that time in material breach of this Agreement;

          (e) by the Company at any time prior to the Acceptance Date if (i) the Board of Directors of the Company has determined in accordance with Section 5.3 that a Superior Proposal has been made and has not been withdrawn, (ii) neither the Company nor any of the Company Representatives has violated in any material respect any of the restrictions set forth in Section 5.3, and (iii) the Company has paid any applicable fee to Parent required by Section 8.3;

          (f) by either Parent or the Company if at any time prior to the Effective Time any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; and

          (g) by either Parent or the Company at any time prior to the Acceptance Date if the Offer shall have expired without the acceptance for payment of shares of Company Common Stock; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) if the failure to accept shares of Company Common Stock for payment pursuant tot he Offer is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party on or prior to the Acceptance Date.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided that (a) the provisions of Section 6.4 (Public Disclosure), Section 8.3 (Expenses and Termination Fees), Section 10.8 (Governing Law) and this Section
8.2 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful material breach in connection with this Agreement or the transactions contemplated hereby.

     8.3 EXPENSES AND TERMINATION FEE.

          (a) Subject to subsections (b), (c) and (d) of this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense, it being understood and agreed that expenses incurred in connection with printing the Offer Documents, Schedule 14D-9 and Proxy Statement, and registration and filing fees incurred in connection with the Offer Documents, Schedule 14D-9 and Proxy Statement and filing fees associated with compliance with applicable regulatory requirements in connection with the Merger shall be shared equally by the Company and Parent.

          (b) In the event that either (A) the Company shall terminate this Agreement pursuant to Section 8.1(e) or (B) Parent shall terminate this Agreement pursuant to Section 8.1(c) (ii), (iii) or (iv), the Company shall pay to Parent the Termination Fee.

          (c) In the event that (A) any of (i) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(b), (ii) Parent shall terminate this Agreement pursuant to Section 8.1(c)(i), or (iii) Parent or Company shall terminate this Agreement pursuant to Section 8.1(g), (B) prior to the time of such termination there shall have been a Takeover Proposal with respect to the Company, and (C) a definitive agreement or letter of intent is entered into by the Company with respect to a Takeover Proposal or a Takeover Proposal is consummated within twelve (12) months of such termination of this Agreement, the Company shall pay the Termination Fee to Parent.

          (d) In the event that a Termination Fee is payable to Parent, the Company shall pay the Termination Fee to Parent (i) on the date of termination, in the event that the Termination Fee is payable pursuant to Section 8.3(b) as a result of termination of this Agreement by the Company, (ii) at the time of consummation of the Takeover Proposal, in the event that the Termination Fee is payable pursuant to Section 8.3(c) and (iv) in all other cases within fifteen
(15) days after the date of termination. In no event shall the Company be obligated to pay to Parent an amount in excess of the Termination Fee and any amounts owed to Parent pursuant to Section 8.3(a).

          (e) In the event that the Company fails to pay when due any amount payable under this Section 8.3 and Parent commences a suit which results in a judgment against the Company for the Termination Fee, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit, together with interest on the Termination Fee (for the period commencing as of the date the Termination Fee was originally required to be paid and ending on the date the Termination Fee is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America, N.A.) in effect on the date the Termination Fee was originally required to be paid.

     8.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of the Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock, or (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock.

     8.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                                   DEFINITIONS

     9.1 CERTAIN DEFINED TERMS. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

     "Acceptance Date" shall mean the first date on which Merger Sub purchases any shares of Company Common Stock pursuant to the Offer.

     "Adjusted Outstanding Share Number" shall mean the sum of: (i) the aggregate number of shares of Company Common Stock and Company Class B Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock and Company Class B Common Stock pursuant to the Offer, plus (ii) at the election of Parent, an additional number of shares up to but not exceeding the aggregate number of shares of Company Common Stock and Company Class B Common Stock issuable on the exercise of any outstanding option (or portion thereof) that is vested or is expected to become vested (other than by reason of the Merger) on or before September 30, 2004, or any warrant or other right to acquire capital stock of the Company, or on the conversion of any convertible security.

     "Affiliate" of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     "Agreement" shall have the meaning stated in the preamble to this document.

     "AMEX" shall mean the American Stock Exchange LLC.

     "Assets" shall have the meaning stated in Section 3.14(a) hereof.

     "Authorizations" shall have the meaning stated in Section 3.12(b) hereof.

     "awareness" with respect to the Company or any of its Subsidiaries shall mean actual knowledge of any of those persons set forth in Section 9.1(a) of the Company Disclosure Schedule.

     "Broker-Dealer" shall have the meaning stated in Section 3.12(d) hereof.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

     "Certificate of Merger" shall mean the certificate of merger in the form mutually agreed to by Parent and the Company.

     "Closing" shall mean the consummation of the Merger.

     "Closing Date" shall have the meaning stated in Section 2.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean SoundView Technology Group, Inc., a Delaware corporation.

     "Company Board Recommendation" shall have the meaning stated in Section 1.2(a).

     "Company Class B Common Stock" shall mean the Class B common stock, par value $.01 per share, of the Company.

     "Company Common Stock" shall mean common stock, par value of $.01 per share, of the Company.

     "Company Confidential Information" shall have the meaning stated in Section 3.18(h).

     "Company Disclosure Schedule" shall mean the document dated the date of the Agreement delivered by the Company to Parent prior to the execution and delivery of the Agreement and referring to the representations and warranties of the Company in the Agreement.

     "Company Dissenting Shares" shall mean all shares, if any, of the outstanding capital stock of the Company for which appraisal rights have been perfected under Section 262 of the Delaware Law.

     "Company Employee Benefit Plans" shall have the meaning stated in Section 3.10(a).

     "Company ERISA Affiliate" shall have the meaning stated in Section 3.10(a).

     "Company Financial Statements" shall have the meaning stated in Section 3.5(b).

     "Company Material Adverse Effect" shall mean any effect that (i) is, or would be reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (ii) does, or would be reasonably likely to, prevent the Company from consummating the Merger and the other transactions contemplated hereby, other than (A) any effect resulting from events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to the Company's industry in general and not specifically relating to the Company or any of its Subsidiaries, (B) any effect resulting from changes in legal or regulatory conditions that affect in general the businesses in which the Company and its Subsidiaries are engaged, (C) any effect resulting from the announcement or consummation of this Agreement or the transactions contemplated hereby, (D) any effect in respect of any change in the Company's stock price or (E) any effect resulting from the sale, divestiture, dissolution or other transfer of, or the failure to sell, divest, dissolve, or otherwise transfer (i) the Company's investment banking business pursuant to the arrangements referenced on Section 5.1(C)(i) of the Company Disclosure Schedule or as described on Section 5.1(C)(ii) of the Company Disclosure Schedule, (ii) the Company's venture capital business pursuant to the memorandum of understanding identified on Section 5.1(A) of the Company Disclosure Schedule.

     "Company Multiemployer Plan" shall have the meaning stated in Section 3.10(b).

     "Company Options" shall mean all rights, obligations, commitments or agreements of any character, whether fixed or contingent, (other than the Warrants) calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock.

     "Company Preferred Stock" shall mean the preferred stock, par value of $.01 per share, of the Company.

     "Company Regulatory Agreement" shall have the meaning stated in Section 3.12(h).

     "Company Representative" shall have the meaning stated in Section 5.3(a).

     "Company Rights Agreement" shall mean the Rights Agreement dated as of June 7, 1999 between the Company and the Rights Agent.

     "Company SEC Documents" shall mean (i) the Company's Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after January 1, 2001,
(ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i) above, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above,
(v) all other forms, reports, registration statements, financial statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this definition) filed or submitted by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above.

     "Company Stock Plans" shall mean the employee and director stock plans of the Company, any agreements evidencing the grant of any equity-based compensatory awards under the employee and director stock plans of the Company and other documents governing any equity-based compensatory awards.

     "Company Stockholder Approval" shall mean the affirmative vote of the holders of a majority of the votes of the outstanding shares of Company Common Stock entitled to vote thereon.

     "Company Stockholders' Meeting" shall have the meaning stated in Section 6.3(a).

     "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of September 22, 2003, between Parent and the Company, as it may be amended from time to time.

     "Continuing Directors" shall have the meaning stated in Section 1.3(a).

     "Delaware Law" shall mean the Delaware General Corporation Law.

     "Designated Officer" shall have the meaning stated in Section 1.1(f).

     "Domain Names" shall have the meaning stated in Section 3.18(j).

     "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     "ERISA" shall have the meaning stated in Section 3.10(a).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall mean Parent's transfer agent, Wells Fargo Bank Minnesota, N.A., or another bank or trust company selected by Parent and reasonably acceptable to the Company.

     "Exchange Fund" shall mean the cash deposited by Parent with the Exchange Agent pursuant to Section 2.13.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" shall mean any court, administrative agency or commission or other governmental, prosecutorial or regulatory authority or instrumentality and any SRO.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

     "HSR Act" shall have the meaning stated in Section 3.4.

     "Intellectual Property" shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, net lists, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of the Company and its Subsidiaries.

     "Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

     "IRS" shall mean the Internal Revenue Service.

     "Key Employees" shall mean those persons set forth in Section 6.7 of the Company Disclosure Schedule.

     "knowledge" with respect to the Company or any of its Subsidiaries shall mean actual knowledge of any of those persons set forth in Section 9.1(a) of the Company Disclosure Schedule.

     "Laws and Regulations" means all federal, state, local and foreign laws, rules, regulations and ordinances and any rules and regulations of any SRO.

     "Leases" shall have the meaning stated in Section 3.14(a).

     "Lien" shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restrictions of any kind.

     "Material Contracts" shall have the meaning stated in Section 3.13.

     "Merger" shall have the meaning stated in Recital B.

     "Merger Consideration" shall have the meaning stated in Section 2.4(a).

     "Merger Sub" shall mean Shakespeare Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Offer" shall have the meaning stated in Recital B.

     "Offer Conditions" shall have the meaning stated in 1.1(b).

     "Offer Documents" shall have the meaning stated in Section 1.1(d).

     "Offer Price" shall have the meaning stated in Recital B.

     "Offer to Purchase" shall have the meaning stated in Section 1.1(d).

     "Parent" shall mean The Charles Schwab Corporation, a Delaware corporation.

     "Parent Common Stock" shall mean common stock, par value $.01 per share, of Parent.

     "Parent Disclosure Schedule" shall mean the disclosure schedule, dated the date hereof, delivered by Parent to the Company with reference to the specific section of the Agreement to which each disclosure relates.

     "Parent Material Adverse Effect" shall mean any effect that (i) is, or would be reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) does, or would be reasonably likely to, prevent Parent from consummating the Merger and the other transactions contemplated hereby, other than (A) any effect resulting from events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to Parent's industry in general and not specifically relating to, as applicable, Parent or any Subsidiary of the Parent,
(B) any effect resulting from changes in legal or regulatory conditions that affect in general the businesses in which Parent and its Subsidiaries are engaged, (C) any effect resulting from the announcement or consummation of this Agreement or the transactions contemplated hereby or (D) any effect in respect of any change in the Parent's stock price.

     "Parent Representative" shall have the meaning stated in Section 6.2(a).

     "Parent SEC Documents" shall mean (i) the Company's Annual Reports on Form 10-K for each fiscal year of Parent beginning on or after January 1, 2001, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements, financial statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this definition) filed or submitted by Parent with the SEC since the beginning of the first fiscal year referred to in clause
(i) above.

     "Permitted Lien" shall mean any Lien consisting of (i) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or similar common law or statutory liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (ii) encumbrances for Taxes and other assessments or governmental charges or levies not yet due and delinquent, and (iii) any other Liens that individually or in the aggregate do not result in a Company Material Adverse Effect.

     "Person" shall mean any individual, entity or Governmental Entity.

     "Post-Acceptance Board" shall have the meaning stated in Section 1.3(a).

     "Proxy Statement" shall mean a definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby.

     "Regulation S-X" shall mean 17 CFRss.210.1-01, et. seq.

     "Restricted Shares" shall have the meaning stated in Section 1.1(f).

     "Rights" shall mean rights to purchase shares of the Company's Class 1 Series A Junior Participating Preferred Stock and Class 2 Series A Junior Participating Preferred Stock Shares under the Company Rights Agreement.

     "Rights Agent" shall mean the American Stock Transfer and Trust Company.

     "Schedule 14D-9" shall have the meaning stated in Section 1.2(b).

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "SRO" shall mean any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.

     "Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner or managing member.

     "Superior Proposal" shall have the meaning stated in Section 5.3(a).

     "Surviving Corporation" shall mean the entity into which Merger Sub has merged, following the Effective Time.

     "Takeover Proposal" shall have the meaning stated in Section 5.3(a).

     "Tax" or "Taxes" shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     "Technology Systems" shall have the meaning stated in Section 3.19(a).

     "Tendered Restricted Shares" shall have the meaning stated in Section
1.1(f).

     "Termination Fee" shall mean $12,075,000.

     "Third Party" shall have the meaning stated in Section 5.3(a).

     "Top-Up Option" shall have the meaning stated in Section 1.4(a).

     "Top-Up Option Shares" shall have the meaning stated in Section 1.4(a).

     "Warrants" shall mean the warrants to purchase shares of Company Common Stock and Company Class B Common Stock.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 6.4 (Public Disclosure), Section 6.5 (Reasonable Best Efforts and Further Assurances), Section 6.6 (Employees; Employee Benefit Matters), Section
6.8 (Director and Officer Indemnification), Section 8.3 (Expenses and Termination Fee) and this Article X shall survive the Effective Time.

     10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent, to:

           The Charles Schwab Corporation
           120 Kearny Street
           San Francisco, California  94108
           Attention:  Christopher V. Dodds,
           Executive Vice President and Chief Financial Officer

           with a copy to:

           The Charles Schwab Corporation
           120 Kearny Street
           San Francisco, California  94108
           Attention:  Charles Goldman, Senior Vice President, Corporate
                       Development

           and to:

           Howard Rice Nemerovski Canady Falk & Rabkin, a Professional
           Corporation
           Three Embarcadero Center
           Seventh Floor
           San Francisco, California  94111
           Attention:  Lawrence B. Rabkin, Esq.
           Fax:  (415) 217-5910

           and

          (b) if to the Company, to:

           SoundView Technology Group, Inc.
           1700 East Putnam Avenue
           Old Greenwich, Connecticut  06870-1333
           Attention:  Mark Loehr,
           Chief Executive Officer

           with a copy to:

           SoundView Technology Group, Inc.
           1700 East Putnam Avenue
           Old Greenwich, Connecticut  06870-1333
           Attention:  Margot Lebenberg,
           General Counsel

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York  10019
           Attention: Craig M. Wasserman, Esq.
           Fax:  (212) 403-2000

     10.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.5 ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and Parent Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.

     10.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     10.7 THIRD PARTY BENEFICIARIES. Except as set forth in Section 6.8 (Director and Officer Indemnification), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     10.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

     10.10 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys' fees and costs and expenses incurred in such action or suit.

     10.11 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

     10.12 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

               IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


THE CHARLES SCHWAB CORPORATION             SOUNDVIEW TECHNOLOGY GROUP, INC.



By: /s/ Christopher V. Dodds               By: /s/ Mark F. Loehr
   ---------------------------------          ----------------------------------

Name: Christopher V. Dodds                 Name: Mark F. Loehr
     -------------------------------            --------------------------------

Title: EVP & CFO                           Title: Chief Executive Officer
      ------------------------------             -------------------------------



SHAKESPEARE MERGER
CORPORATION



By: /s/ Christopher V. Dodds
   ------------------------------------

Name: Christopher V. Dodds
     ----------------------------------

Title: CFO
      ---------------------------------

                                     ANNEX I
                             CONDITIONS OF THE OFFER

Capitalized terms used but not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached (the "Agreement"). Notwithstanding any other provision of the Offer or the Agreement, Merger Sub shall not be required to accept for payment, or (subject to any applicable rule or regulation of the SEC) pay for, and may delay the acceptance of payment of, or (subject to any applicable rule or regulation of the SEC) the payment for, any tendered shares of Company Common Stock, and (subject to Section 1.1(c)(ii) and (v) of the Agreement) may terminate the Offer on any scheduled expiration date and not accept for payment any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not have been satisfied by midnight, U.S. Eastern Time, on the expiration date of the Offer, or (ii) any of the following additional conditions shall not have been satisfied:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in the Agreement shall be true and correct in all material respects, in each case as of the date of the Agreement and as of the Acceptance Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Company Material Adverse Effect), then the condition stated in this clause (a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect) shall not be or have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Acceptance Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

          (c) GOVERNMENTAL APPROVAL. Parent, the Company and Merger Sub and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act, the Securities Exchange Act, the HSR Act, the NYSE, the NASD, the AMEX, and any state laws.

          (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, or enforced which prevents or prohibits the consummation of the Offer or the Merger.

In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                         TABLE OF CONTENTS

                                                                            Page

ARTICLE I           THE OFFER.................................................2

         1.1        Conduct of the Offer......................................2
         1.2        Company Actions...........................................5
         1.3        Directors.................................................6
         1.4        Top-Up Option.............................................8

ARTICLE II          THE MERGER................................................9

         2.1        The Merger................................................9
         2.2        Closing; Effective Time...................................9
         2.3        Effects of the Merger.....................................9
         2.4        Conversion of Company Capital Stock.......................9
         2.5        Merger Sub Common Stock..................................10
         2.6        Parent Common Stock......................................10
         2.7        Company Dissenting Shares................................10
         2.8        Options and Warrants.....................................10
         2.9        Certificate of Incorporation.............................13
         2.10       Bylaws...................................................13
         2.11       Directors of Surviving Corporation.......................13
         2.12       Taking of Necessary Action; Further Action...............13
         2.13       Parent to Make Cash Available............................13
         2.14       Exchange of Shares.......................................13
         2.15       Withholding..............................................14

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF THE COMPANY............15

         3.1        Corporate Organization, Standing and Power...............15
         3.2        Capitalization...........................................15
         3.3        Authority; No Violation..................................16
         3.4        Consents and Approvals...................................17
         3.5        SEC Documents; Financial Statements......................18
         3.6        Absence of Certain Changes or Events.....................18
         3.7        Undisclosed Liabilities..................................19
         3.8        Legal Proceedings........................................19
         3.9        Taxes and Tax Returns....................................20
         3.10       Employee Benefit Plans...................................21
         3.11       Employee Matters.........................................23
         3.12       Compliance with Applicable Law and Regulatory Matters....24
         3.13       Material Contracts.......................................26
         3.14       Assets and Investment Securities.........................28
         3.15       Environmental Liability..................................29
         3.16       State Takeover Laws; Company Rights Plan.................29
         3.17       Insurance................................................30

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                                         TABLE OF CONTENTS

                                                                            Page


         3.18       Intellectual Property....................................30
         3.19       Information Technology...................................32
         3.20       Interests of Officers and Directors......................33
         3.21       Opinion..................................................33
         3.22       Broker's Fees............................................33
         3.23       Company Information......................................34

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF PARENT.................34

         4.1        Corporate Organization, Standing and Power...............34
         4.2        Authority; No Violation..................................35
         4.3        Consents and Approvals...................................35
         4.4        SEC Documents............................................36
         4.5        Absence of Certain Changes or Events.....................36
         4.6        Legal Proceedings........................................36
         4.7        Compliance with Applicable Law and Regulatory Matters....36
         4.8        Broker's Fees............................................37
         4.9        Parent Information.......................................37

ARTICLE V           CONDUCT PRIOR TO THE EFFECTIVE TIME......................38

         5.1        Conduct of Business Prior to the Effective Time..........38
         5.2        Conduct of Business of the Company.......................38
         5.3        No Solicitation..........................................42

ARTICLE VI          ADDITIONAL AGREEMENTS....................................44

         6.1        Regulatory Matters.......................................44
         6.2        Access to Information....................................45
         6.3        Stockholder Approval.....................................46
         6.4        Public Disclosure........................................46
         6.5        Reasonable Best Efforts and Further Assurances...........47
         6.6        Employees; Employee Benefit Matters......................47
         6.7        Employee Retention Plans.................................48
         6.8        Director and Officer Indemnification.....................48
         6.9        Advice of Changes........................................49
         6.10       Section 16b-3............................................49

ARTICLE VII         CONDITIONS PRECEDENT.....................................49

         7.1        Conditions to Each Party's Obligation To Effect the Merge49

ARTICLE VIII        TERMINATION AND AMENDMENT................................50

         8.1        Termination..............................................50
         8.2        Effect of Termination....................................51
         8.3        Expenses and Termination Fee.............................51

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


                                         TABLE OF CONTENTS

                                                                            Page

         8.4        Amendment................................................52
         8.5        Extension; Waiver........................................52

ARTICLE IX          DEFINITIONS..............................................53

         9.1        Certain Defined Terms....................................53

ARTICLE X           GENERAL PROVISIONS.......................................59

         10.1       Nonsurvival of Representations, Warranties
                    and Agreements...........................................59
         10.2       Notices..................................................60
         10.3       Interpretation...........................................61
         10.4       Counterparts.............................................61
         10.5       Entire Agreement.........................................61
         10.6       Assignment...............................................61
         10.7       Third Party Beneficiaries................................61
         10.8       Governing Law............................................61
         10.9       Rules of Construction....................................62
         10.10      Attorneys' Fees..........................................62
         10.11      Waiver of Jury Trial.....................................62
         10.12      Severability.............................................62

                                     -iii-